Exhibit 99.1

Where Food Comes From, Inc. Reports 2023 First Quarter Financial Results

●	Revenue of $5.3 million in Q1 compared to $6.2 million a year ago when Company recognized $850,000 in software revenue for one-time consulting project; Q1 2023 revenue also impacted by lower cattle headcounts, inflation-based shift in consumer food preferences and severe weather that delayed verification activity and tag sales
●	Net income of $0.1 million vs. $0.5 million a year ago, reflecting lower gross margins and increased SG&A related to post-Covid re-start of industry trade shows, on-site audit staff training and Nasdaq listing event Adjusted EBITDA of $0.4 million vs. $0.9 million last year reflects lower net income, income tax expense, depreciation and amortization and stock-based compensation charges
●	Company continues share repurchase program, buying back $1.2 million of stock (89,450 shares) in the first quarter

CASTLE ROCK, Colo., May 15, 2023 (GLOBE NEWSWIRE) -- Where Food Comes From, Inc. (WFCF) (Nasdaq: WFCF), the most trusted resource for independent, third-party verification of food production practices in North America, today announced financial results for its first quarter ended March 31, 2023.

“In the first quarter we incurred a number of anomalous events and circumstances that impacted both revenue and profitability,” said John Saunders, Chairman and CEO. “Our core verification and certification segment was essentially flat year over year due to several unrelated factors, including shifting consumer preferences due to food inflation and multiple severe winter weather events that delayed on-site audits and delivery of tags to customers across the country. At the same time, drought conditions and cyclical cattle trends resulted in lower cattle head counts that also impacted verification activity and tag sales, a trend that’s expected to persist in the near future. Our year-over-year revenue comparison was further skewed by the large, one-time software consulting contract we executed in the first quarter of 2022 that was not duplicated this year.

“The lower revenue and continued inflationary pressures led to a decline in gross margin in the first quarter,” Saunders added. “At the same time, SG&A expense increased as we resumed activities related to industry trade show participation, on-site company-wide training programs and the Nasdaq bell ringing ceremony, all of which had been delayed due to Covid-19 shutdowns. With most of this activity now behind us, we expect these expenses to normalize through the remainder of the year.

“Going forward, despite an expected continuation of inflationary pressures, we anticipate demand for our products and services to increase over the long term, enabling us to continue to profitably grow our business,” Saunders said. “Accordingly, we accelerated our share repurchase program in the first quarter, investing $1.2 million in 89,450 shares of WFCF stock. Over the past five quarters we have repurchased nearly 400,000 shares, reducing our outstanding share count by approximately 7% as of March 31, 2023 -- an indication of the confidence our Board has in our ability to continue generating solid cash flows.”

First Quarter Results

Revenue in the first quarter was $5.3 million, down from $6.2 million in the first quarter last year.

Revenue components included:

●	Verification and certification services, flat at $3.8 million.
●	Product sales, flat at $1.0 million.
●	Software and related consulting services, down at $0.5 million vs. $1.4 million.

Gross margins for verification and certification services and associated product sales decreased to 42.1% from 46.3% year over year. The decline was due to weather-related delays and increased costs of products and labor.

Sales, general and administrative expenses in the first quarter increased to $2.0 million from $1.8 million year over year. The increase reflected costs of resuming trade shows, on-site training seminars and the Nasdaq event, all of which were delayed during Covid lockdowns.

Net income in the first quarter was $0.1 million, or $0.02 per basic and diluted share, compared to net income of $0.5 million, or $0.08 per basic and diluted share, in the same quarter last year.

Adjusted EBITDA in the first quarter was $0.4 million, down from $0.9 million in the first quarter last year.

The Company generated approximately $0.5 million in net cash from operations in the first quarter compared to $1.1 million in the same quarter last year.

Cash and cash equivalents at March 31, 2023, were $3.4 million versus $4.4 million at 2022 year end. The cash and cash equivalents balance declined primarily due to the Company’s $1.2 million share buyback in the first quarter and a $0.2 million investment in the BlueTrace seafood traceability company. The Company has no long-term debt.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial-in numbers for the conference call:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference Code: 13738420

Phone replay:

A telephone replay of the conference call will be available through June 11, 2023, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13738420

About Where Food Comes From, Inc.

Where Food Comes From, Inc. is America’s trusted resource for third party verification of food production practices. Through proprietary technology and patented business processes, the Company estimates that it supports more than 17,500 farmers, ranchers, vineyards, wineries, processors, retailers, distributors, trade associations, consumer brands and restaurants with a wide variety of value-added services. Through its IMI Global, Validus Verification Services, SureHarvest, WFCF Organic, and Postelsia units, Where Food Comes From solutions are used to verify food claims, optimize production practices and enable food supply chains with analytics and data driven insights. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program uses web-based customer education tools to connect consumers to the sources of the food they purchase, increasing meaningful consumer engagement for our clients.

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles (“GAAP”). The term “EBITDA” refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing WFCF’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Income table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about industry leadership, the cattle cycle, expectations that demand for products and services will remain strong and that the Company will continue to generate solid cash flows and profitably grow its business; expectations for expenses to normalize for the remainder of 2023; ability to continue share repurchases; and demand for, and impact and efficacy of, the Company’s products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the first quarter of 2023 and the Company’s pace of stock buybacks are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-880-9000

jay@pfeifferhigh.com

Where Food Comes From, Inc.

Statements of Income (Unaudited)

	Three months ended March 31,
(Amounts in thousands, except per share amounts)	2023	2022
Revenues:
Verification and certification service revenue	$3,806	$3,784
Product sales	971	1,007
Software and related consulting revenue	490	1,365
Total revenues	5,267	6,156
Costs of revenues:
Costs of verification and certification services	2,196	2,036
Costs of products	568	537
Costs of software and related consulting	360	1,186
Total costs of revenues	3,124	3,759
Gross profit	2,143	2,397
Selling, general and administrative expenses	1,988	1,774
Income from operations	155	623
Other income/(expense):
Dividend income from Progressive Beef	50	50
Other income, net	9	-
Loss on foreign currency exchange	(2)	(12)
Interest expense	(1)	(1)
Income before income taxes	211	660
Income tax expense	90	163
Net income	$121	$497

Per share - net income:
Basic	$0.02	$0.08
Diluted	$0.02	$0.08

Weighted average number of common shares outstanding:
Basic	5,730	6,067
Diluted	5,799	6,150

Where Food Comes From, Inc.

Calculation of Adjusted EBITDA*

(Unaudited)

	Three months ended March 31,
(Amounts in thousands)	2023	2022

Net income	$121	$497
Adjustments to EBITDA:
Interest expense	1	1
Income tax expense	90	163
Depreciation and amortization	172	195
EBITDA*	384	856
Adjustments:
Stock-based compensation	15	51
Cost of acquisitions	-	-
ADJUSTED EBITDA*	$399	$907

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of the Company’s financial performance, but non-GAAP measures should not be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., M&A costs, income taxes, gain on sale of investments, loss on disposal of assets, etc.). In the case of the non-cash items, management believes that investors can better assess the Company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

Where Food Comes From, Inc.

Balance Sheets (Unaudited)

	March 31,	December 31,
(Amounts in thousands, except per share amounts)	2023	2022
Assets
Current assets:
Cash and cash equivalents	$3,400	$4,368
Accounts receivable, net of allowance	2,065	2,172
Inventory	970	888
Prepaid expenses and other current assets	488	463
Total current assets	6,923	7,891
Property and equipment, net	916	998
Right-of-use assets, net	2,543	2,607
Equity investments	1,191	991
Intangible and other assets, net	2,257	2,340
Goodwill, net	2,946	2,946
Deferred tax assets, net	526	523
Total assets	$17,302	$18,296

Liabilities and Equity
Current liabilities:
Accounts payable	$667	$640
Accrued expenses and other current liabilities	932	769
Deferred revenue	1,256	1,278
Current portion of finance lease obligations	12	9
Current portion of operating lease obligations	338	341
Total current liabilities	3,205	3,037
Finance lease obligations, net of current portion	51	37
Operating lease obligation, net of current portion	2,663	2,745
Total liabilities	5,919	5,819

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; none issued or outstanding	-	-
Common stock, $0.001 par value; 95,000 shares authorized; 6,501 (2023) and 6,501 (2022) shares issued, and 5,685 (2023) and 5,775 (2022) shares outstanding	6	6
Additional paid-in-capital	12,160	12,145
Treasury stock of 817 (2023) and 727 (2022) shares	(8,493)	(7,263)
Retained earnings	7,710	7,589
Total equity	11,383	12,477
Total liabilities and stockholders’ equity	$17,302	$18,296